UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

Hilton Hotels Corporation
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

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The following press release was issued on August 6, 2007:

Contact:	Linda Bain (linda.bain@hilton.com)	Atish Shah (atish_shah@hilton.com)
	SVP—Global Communications	Vice President—Investor Relations
	Hilton Hotels Corporation	Hilton Hotels Corporation
	(310) 205-4030 phone	310-205-8664 phone
(310) 435-3285 cell

HILTON HOTELS CORPORATION SCHEDULES SPECIAL MEETING OF
STOCKHOLDERS, VOTE ON PROPOSED MERGER

Beverly Hills, Calif., August 6, 2007—Hilton Hotels Corporation (NYSE: HLT) today announced that a special meeting of stockholders has been set for Tuesday, September 18, 2007, at 9:00 a.m. local time. The special meeting will be held at the Beverly Hilton, 9876 Wilshire Boulevard, Beverly Hills, California 90210.

At the special meeting, Hilton’s stockholders will vote upon a proposal to adopt the previously announced merger agreement that provides for the acquisition of Hilton by BH Hotels LLC, an entity controlled by investment funds affiliated with The Blackstone Group L.P. The completion of the merger is subject to certain conditions, including the receipt of required regulatory approvals and the approval of Hilton’s stockholders. Hilton’s stockholders of record as of the record date of August 6, 2007 are entitled to vote on the proposed acquisition at the special meeting.

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Forward Looking Statement

This press release contains “forward-looking statements” within the meaning of federal securities law, including statements concerning business strategies and their intended results, the proposed transaction with Blackstone and similar statements concerning anticipated future events and expectations that are not historical facts. Discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in Hilton’s filings with the Securities and Exchange Commission (SEC). Specifically, Hilton makes reference to the section entitled “Risk Factors” in its annual and quarterly reports. In addition to the risks and uncertainties set forth in the Hilton SEC reports or periodic reports, the proposed transaction with Blackstone described in this release could be affected by, among other things, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the outcome of any legal proceedings that may be instituted against Hilton and others related to the merger agreement; failure to obtain stockholder approval or any other failure to satisfy other conditions required to complete the merger, including required regulatory approvals; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; the failure to obtain the necessary debt financing arrangements set forth in a commitment letter received in connection with the merger; the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger; and the impact of the substantial indebtedness incurred to finance the consummation of the merger. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Hilton’s ability to control or predict.

Hilton undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

In connection with the proposed transaction, Hilton filed a preliminary proxy statement with the SEC. This document is not yet final and will be amended. Stockholders are urged to read the final proxy statement (and all amendments and supplements to it) and other materials that Hilton may file with the SEC when they become available in their entirety, because they contain important information about the proposed transaction. The final proxy statement will be mailed to Hilton’s stockholders. Stockholders will be able to obtain free copies of the final proxy statement, as well as Hilton’s other filings, without charge, at the SEC’s Web site (www.sec.gov) when they become available. Copies of the filings may also be obtained without charge from Hilton by directing a request to: Hilton Hotels Corporation, 9336 Civic Center Drive, Beverly Hills, CA, 90210, Attention: Atish Shah, Investor Relations (Tel: 1 310 205 8664, Email: atish_shah@hilton.com).

Participants in the Solicitation

Hilton’s directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from stockholders in respect of the proposed transaction. Information regarding Hilton’s directors and executive officers is available in Hilton’s 2006 Annual Report on Form 10-K, filed with the SEC on February 28, 2007 and Hilton’s proxy statement for its 2007 annual meeting of stockholders, filed with the SEC on April 12, 2007. Additional information regarding the interests of such potential participants will be included in the final proxy statement and the other relevant documents filed with the SEC when they become available.